                                                            Exhibit 23.3



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS





Transworld Healthcare, Inc.
Clark, New Jersey


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated July 22, 1996, except for Note 4(a) which is as of July 26, 1996, relating to the consolidated financial statements and schedules of Health Management, Inc. ("HMI") (which contains an explanatory paragraph regarding HMI's ability to continue as a going concern) appearing in the Company's Annual Report on Form 10-K for the year ended April 30, 1996.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP

BDO Seidman, LLP

Mitchel Field, New York
June 19, 1997